Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2016 RESULTS

DALTON, GEORGIA (May 4, 2016) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the quarter ended March 26, 2016. For the first quarter of 2016, the Company had net sales of $89,234,000, or 6.9% below, sales of $95,855,000 in the first quarter of 2015. The Company had a loss from continuing operations of $4,757,000 for the first quarter of 2016 as compared to a loss from continuing operations of $2,380,000 in the first quarter of 2015.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Though the first quarter of the year is historically our weakest quarter, this year our sales were substantially weaker as compared to the same period in 2015. Sales of residential products decreased 4.8% in the first quarter of 2016 versus the same period in 2015, similar to what we believe the industry was off for the year over year period. Though there have been modest improvements in housing activity, we have not seen a corresponding improvement in the soft floorcovering market we serve and continue to evaluate our expectations for future sales growth. Our commercial product sales decreased 8.5% in 2016 versus 2015 while the industry sales, we believe, were off only slightly. Our commercial backlog has improved significantly, up 24% from year end to the end of the first quarter. We have introduced new products with an emphasis on modular carpet tile in both Masland Contract and Atlas to increase our offerings in this important category.

Our cost structure has been impacted by very low production levels in the plants as we had both low sales volume and low productivity from product development activities. We accelerated the initial manufacturing of our new product introductions, getting these offerings to market quicker and thus helping future sales, but in turn this lowered our efficiencies in the plants during the first quarter. Our internal production was down 17% from the same period in 2015. The fourth quarter of 2015 had modest sales growth relative to our expectations, resulting in higher than normal inventories at year end, which reduced production during the first quarter. The resulting unabsorbed fixed costs from the lower sales and production activities had a major impact on our results for the period. We had high waste costs during the period as we have continued the process of evaluating our inventory manufactured during the restructuring period for specific items that do not meet our quality expectations. However, we have seen a reduction in our customer related quality costs during the first quarter of 2016.

In response to our poor performance during the quarter, we have chosen to reduce our capital expenditure budget by approximately half. Further, we have initiated actions to lower our operating costs including implementing plans to vacate a smaller rented facility, continuing to bring production in house, reducing staff and cutting overtime. Our headcount is down by 33 associates since the beginning of 2016 and 72 associates since our peak in 2015. We have seen positive results from our efforts to control our medical costs through both plan redesign and associate premium increases. We will continue to implement appropriate cost reductions as we refine our sales expectations for this year.

To complete our Warehousing, Distribution & Manufacturing Consolidation Plan, we moved our Saraland rug operation from an expiring leased building to an owned facility in March. We will incur approximately $235,000 additional costs in our second quarter of 2016 as we complete the assembly of the machinery in April. In addition, as a result of eliminating our dyeing operations in Atmore, Alabama, we removed our waste water treatment plant in 2014. Subsequently, after extensive testing, it was determined that we still have some contaminants above background levels and that we will need to install a soil cap. We have reserved $690,000 to finalize the cleanup of the site of our former waste water treatment plant.

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The Dixie Group Reports First Quarter 2016 Results

May 4, 2016

Our interest expense for the quarter was $1.3 million as compared to $1.2 million in the first quarter of 2015. We had an income tax benefit rate of 33.7% for the quarter. For the first quarter of 2016, our receivables decreased by $5.1 million on lower sales activity. Our inventories were down $6.3 million, of which $2.9 million was due to consuming higher inventories we had brought in late last year from a supplier that was going through a year-end software conversion. Capital equipment acquisitions, including those funded by cash and financings, totaled $1.2 million for the quarter. Depreciation and amortization for the period was $3.5 million. We have budgeted capital expenditures for 2016 of approximately $5 million and depreciation and amortization of approximately $13.5 million. Availability under our credit lines was at $11.2 million as of the end of the quarter and is currently $13.4 million. Our debt stood at $125.6 million at the end of the quarter, virtually the same as at year-end 2015.

In the residential market we have seen the normal seasonal uptick in customer activity relative to the first quarter. Our residential sales for the first five weeks of the second quarter were down low single digits as compared to the same period last year. In the commercial market our sales for the first five weeks of the quarter are behind the same period last year by approximately 10%. Our commercial backlog dollars, however, are up 27% at the end of the first five weeks as compared to year end and approximately the same as this time last year. Overall, our sales over the first five weeks of the second quarter are down mid-single digits as compared with the same period in the prior year. Our internal production for the first five weeks of the quarter is up 29% over our average weekly production for the first quarter of this year and approximately the same as the first five weeks of the second quarter a year ago.

We are celebrating the 150th anniversary of our Masland brands with a series of anniversary sales and other promotional events. We are pleased with our 2016 offerings both residentially and commercially. We continue to have success with our expanded line of Stainmaster PetProtect® products. Commercially our Atlas brand has introduced the Metropolitan Collection, a collaboration with Robert A.M. Stern Architects. Our Masland Contract brand has successfully launched a new category of products around Distressed Solutions, an offering for the corporate marketplace. Masland Hospitality has released a new catalog with its Fleur de Lis Collection, taking design elements from traditional to abstract. Specifiers will find several looks to add movement to current hospitality interiors. As we look ahead at the remainder of 2016, we have continued emphasis on improving our results and continuing to provide beautiful products to our customers”, Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 11:00 a.m. Eastern Time on May 4, 2016. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 or 864-568-3286 and entering 87234194 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (404) 537-3406 and entering 87234194 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Avant brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2016 Results

May 4, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 26, 2016	March 28, 2015
NET SALES	$89,234	$95,855
Cost of sales	69,728	72,516
GROSS PROFIT	19,506	23,339
Selling and administrative expenses	23,666	24,757
Other operating expense, net	267	490
Facility consolidation expenses	1,413	775
OPERATING LOSS	(5,840)	(2,683)
Interest expense	1,324	1,177
Other expense, net	8	10
Loss from continuing operations before taxes	(7,172)	(3,870)
Income tax benefit	(2,415)	(1,490)
Loss from continuing operations	(4,757)	(2,380)
Loss from discontinued operations, net of tax	(10)	(88)
NET LOSS	$(4,767)	$(2,468)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.30)	$(0.15)
Discontinued operations	—	(0.01)
Net loss	$(0.30)	$(0.16)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.30)	$(0.15)
Discontinued operations	—	(0.01)
Net loss	$(0.30)	$(0.16)

Weighted-average shares outstanding:
Basic	15,600	15,435
Diluted	15,600	15,435

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The Dixie Group Reports First Quarter 2016 Results

May 4, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 26, 2016	December 26, 2015
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$314	$281
Receivables, net	45,733	50,806
Inventories	108,873	115,146
Other	5,789	3,362
Total Current Assets	160,709	169,595

Property, Plant and Equipment, Net	98,895	101,146
Goodwill and Other Intangibles	6,384	6,461
Other Assets	22,925	21,016
TOTAL ASSETS	$288,913	$298,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$57,057	$60,821
Current portion of long-term debt	9,690	10,142
Total Current Liabilities	66,747	70,963

Long-Term Debt	115,891	115,907
Other Liabilities	20,926	20,544
Stockholders' Equity	85,349	90,804
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$288,913	$298,218

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The Dixie Group Reports First Quarter 2016 Results

May 4, 2016

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended
Non-GAAP Income (Loss) From Continuing Operations	March 26, 2016	March 28, 2015
Net Loss as Reported	$(4,767)	$(2,468)
Less: Loss from Discontinued Operations, Net of Tax	(10)	(88)
Loss from Continuing Operations	(4,757)	(2,380)
Plus: Facility Consolidation Expense	1,413	775
Plus: Tax Effect of Above	(537)	(295)
Non-GAAP Adjusted Income (Loss) From Continuing Operations (Note 1)	$(3,881)	$(1,900)

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations	$(0.25)	$(0.12)
Weighted-Average Diluted Shares Outstanding	15,600	15,435

The Company defines Adjusted Income (Loss) from Continuing Operations as Net Income (Loss) less loss from discontinued operations, net of tax, plus manufacturing integration expenses of new or expanded operations, plus facility consolidation and severance expenses, plus amortization of acquisition inventory step-up, plus direct acquisition expenses, less gain on purchase of business, plus impairment of assets, plus impairment of goodwill, plus one-time items so defined. (Note 1)

Facility Consolidation Plan Summary
	2015	Q1 2016	Q2 2016 Est.	2016 Est.
Warehousing, Distribution & Manufacturing Consolidation Plan	$2,016	$1,342	$230	$1,572
Atlas Integration Plan	202	—	—	—
Corporate Office Consolidation Plan	728	71	5	76
Total Facility Consolidation Expense	$2,946	$1,413	$235	$1,648

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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